EXHIBIT (4)(jj)

                         ANNUITY INVESTORS[SERVICEMARK]
                             LIFE INSURANCE COMPANY

               QUALIFIED PENSION, PROFIT SHARING, AND ANNUITY PLAN
                                   ENDORSEMENT

The annuity contract is changed as set out below to add provisions for a qualified pension, profit sharing, or annuity plan. This endorsement and the annuity contract to which it is attached are not valid without additional endorsement(s) defining the Plan and Plan Administrator.

   APPLICABLE TAX LAW RESTRICTIONS. This annuity contract is intended to receive contributions pursuant to a pension, profit sharing, or annuity plan qualified under Internal Revenue Code ("IRC") Section 401(a) or 403(a). It is restricted as required by federal tax law. We may change the terms of this annuity contract or administer this annuity contract at any time as needed to comply with that law. Any such change may be applied retroactively.

   EXCLUSIVE BENEFIT. This annuity contract is established for the exclusive benefit of the participants and their beneficiaries. No amounts held under this annuity contract may be used for or diverted to any purpose other than the provision of Plan benefits except as permitted by the Plan after the complete satisfaction of all liabilities to persons covered by the Plan and their beneficiaries. Until distributed, the Plan retains all legal ownership rights and control over a participant's interest in the annuity contract except as provided by the Plan Administrator.

   NO ASSIGNMENT OR TRANSFER. A participant cannot assign, sell, or transfer his or her interest in this annuity contract. A participant cannot pledge it to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

      1) a participant's interest in this annuity contract may secure a loan made to the participant under any loan provisions of this annuity contract;

      2) all or part of a participant's interest in this annuity contract may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and

      3) payments from a participant's interest in this annuity contract may be made based on joint lives or joint life expectancies of the participant and another person, but such other person shall have no present rights under this annuity contract during the participant's lifetime.

   Except as elected under the DIRECT ROLLOVER provision, any distributions from a participant's interest in this annuity contract shall be paid to the annuity contract owner or to the participant or another person entitled to Plan benefits through the participant, as may be directed by the annuity contract owner.

   LIMITS ON CONTRIBUTIONS. Contributions to a participant's interest in this annuity contract which represent contributions to the Plan for the participant's benefit must not exceed the limits set forth in IRC Section
   415. Contributions to a participant's interest in this annuity contract which represent the participant's elective deferrals cannot exceed the limits of IRC Section 402(g). Additional limits may apply under the terms of the Plan. The Plan Administrator shall ensure compliance with these IRC limits and any Plan limits.


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   DISTRIBUTION  RESTRICTIONS ON 401(K)  EMPLOYEE  ELECTIVE  CONTRIBUTIONS.  Any
   amounts under a participant's interest in this annuity contract which represent employee elective contributions made pursuant to salary reduction agreement(s) under IRC Section 401(k) and any income earned on such amounts,
   cannot  be   distributed   any  earlier  than   allowed   under  IRC  Section
   401(k)(2)(B). Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this IRC section and the Plan.

   DISTRIBUTION RESTRICTIONS ON PENSION CONTRIBUTIONS. Any amounts under a participant's interest in this annuity contract which represent contributions for the participant to a money purchase pension plan or a defined benefit pension plan, and any income earned on such amounts, cannot be distributed any earlier than allowed under Section 1.401-1(b)(1)(i) of the Income Tax Regulations. Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this regulation and the Plan.

   DIRECT ROLLOVERS. To the extent required under IRC Section 401(a)(31), a participant or his or her surviving spouse may elect to have any portion of an eligible rollover distribution (as defined in IRC Section 402(c)(4)) paid directly to an Individual Retirement Annuity or Individual Retirement Account (as defined in IRC Section 408) or, if allowed, to another qualified pension, profit sharing, or annuity plan (as defined in IRC Section 401(a) or 403(a)), specified by the participant or surviving spouse and which accepts such distribution. Any direct rollover election must be made on our form, and must be received at our office before the date of payment.

   DATE BENEFITS TO BEGIN. Unless a participant elects to delay the payment of his or her benefits, distributions of the participant's interest in this annuity contract shall begin no later than 60 days after the end of the Plan year in which the last of the following occurs:

      1) the participant has reached the earlier of age 65 or the normal retirement age stated in the Plan;

      2)   the 10th anniversary of the date the participant joined the Plan; or

      3)   the participant's separation from service with the employer.

   The Plan Administrator shall make any determination required under this provision.

   In no event can the payment of benefits be delayed beyond the Required Beginning Date stated in the REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE provision, below.

   REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE. The Required Beginning Date for distributions with respect to a participant's interest in this annuity contract is April 1 following the later of the calendar year in which the participant reaches age 70-1/2 or the calendar year in which the participant separates from service with the Employer. If the participant is a 5% owner of the Employer, the Required Beginning Date is April 1 following the calendar year in which the participant reaches age 70-1/2.
   No later than the Required Beginning Date:

      1) the participant's interest in this annuity contract must be paid in full; or

      2) distributions of the participant's interest in this annuity contract must begin in the form of periodic payments made at least annually
           (i) for the participant's life or as joint and survivor payments for the lives of the participant and one other individual, or (ii) over a period certain not to exceed the participant's life expectancy or the joint and last survivor life expectancy of the participant and one other individual entitled to receive any remaining payments after the participant's death, with payments which do not increase or increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.


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   All  distributions  made  hereunder  shall  be made in  accordance  with  the requirements of IRC Section 401(a)(9), including the incidental death benefit requirement of IRC Section 401(a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirements of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

   Life expectancies are computed using the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. The life expectancies of the participant and his or her spouse shall be recalculated annually unless periodic payments for a fixed period begin irrevocably (subject to acceleration) by the Required Beginning Date. The life expectancy of any other individual may not be recalculated. Any life expectancy which is not being recalculated shall be determined using the attained age of the individual in the calendar year immediately preceding the Required Beginning Date or in any earlier year in which payments begin irrevocably, and any payment calculations for subsequent years shall be based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year such life expectancy was first determined.

   REQUIRED MINIMUM DISTRIBUTIONS AFTER DEATH. If a participant dies after the Required Beginning Date or after payments begin irrevocably (subject to acceleration), the remaining portion of the participant's interest in this annuity contract must continue to be distributed at least as rapidly as under the method of distribution being used prior to the participant's death.

   If a participant dies before the Required Beginning Date and before payments begin irrevocably, the participant's entire interest in this annuity contract must be paid either:

      1) in full by December 31 of the fifth calendar year after the participant's death; or

      2) over the life or over a period certain not greater than the life expectancy of the individual designated to receive payments after the participant's death with payments beginning by December 31 of the first calendar year after the participant's death.

   However, if the participant's surviving spouse is the individual designated to receive the participant's entire interest in this annuity contract, then the starting date for payments under clause 2) above may be delayed to a date not later than December 31 of the calendar year in which the participant would have reached age 70-1/2. If the participant's surviving spouse dies before payments begin under this provision, then this provision shall apply upon the death of the participant's spouse as if the spouse were the owner of the participant's interest in this annuity contract.





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




   Life expectancy is computed using the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For distributions beginning after a participant's death, the life expectancy of the participant's surviving spouse shall be recalculated annually unless periodic payments for a fixed period begin irrevocably (subject to acceleration) by the date payments are required to begin. The life expectancy of any other individual may not be recalculated. Any life expectancy which is not being recalculated shall be determined using the attained age of such individual in the calendar year in which payments are required to begin or in any earlier year in which payments begin irrevocably, and any payment calculations for subsequent years shall be based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first determined.

This is part of the annuity contract. It is not a separate contract. It changes the annuity contract only as and to the extent stated. In all cases of conflict with the other terms of the annuity contract, the provisions of this Endorsement shall control.

      Signed for us at our office as of the date of issue.




               /s/ Betty Kasprowicz                    James M. Mortensen

               Secretary                               Executive Vice President

























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